EXHIBIT 10.1

AMENDMENT NO. 2 TO

EXECUTIVE EMPLOYMENT AGREEMENT

The Executive Employment Agreement, by and between Electro Rent Corporation, a California corporation, (the “Company”) and Daniel Greenberg (the “Executive”), as amended and restated as of July 15, 1992 and as later amended and supplemented by Amendment No. 1 dated October 12, 2001 (together, the “Agreement”), is hereby clarified and supplemented as set forth below by this second amendment to the Agreement (the “Amendment”). This Amendment is effective as of April , 2012 (the “Effective Date”). Capitalized terms not otherwise defined in this Amendment are given the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Agreement provides that it may be amended only by an instrument in writing executed by the parties; and

WHEREAS, the parties agree that this Amendment is not a material amendment or material modification to the Agreement but rather is just a clarification of certain provisions of the Agreement and reflects certain factual events which have occurred after the July 15, 1992 amendment and restatement of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Involuntary Resignation. As a result of a Change of Control that occurred in 2000 (and such Change of Control was not a “change in ownership or control” of the Company within the meaning of Code Section 280G), the parties acknowledge and agree that, in accordance with Section 2.1(b) of the Agreement, any termination of his employment by the Executive shall be considered an Involuntary Resignation and the effect of such termination shall be governed by Section 2.3 of the Agreement and not by Section 2.2(b). In other words, and for avoidance of doubt, as of the Change of Control in 2000, Executive was vested in his right to terminate his employment and have such termination be treated as an Involuntary Resignation subject to the other terms in the Agreement.

2. Timing of Payments and Conditions to Payment. In order to clarify the timing of certain payments and the conditions affecting such payments, the following revisions are applicable to Section 2.3(a) of the Agreement.

(i) The following sentence in Section 2.3(a) of the Agreement,

The Company shall pay this gross aggregate amount to the Executive in 36 equal monthly installments; or, at the election of the Executive, the Company shall pay this gross amount to the Executive in a lump sum provided such lump sum payment does not constitute an excess parachute payment as said term is defined in Section 280G of the Code., shall be entirely restated to read as follows:

The Company shall pay this gross aggregate amount to the Executive in a lump sum on the 60th day after Executive’s termination of employment provided that any portion of such lump sum payment that constitutes an excess parachute payment as said term is defined in Section 280G of the Code shall not be paid.

3. Governing Law. This Amendment shall be interpreted, construed and enforced in accordance with the laws of the State of California.

4. No Other Modification. Except as provided above in this Amendment, all terms, provisions, covenants and conditions in the Agreement (for the avoidance of doubt, including the first amendment to the Agreement) shall remain in full force and effect and shall not be affected by this Amendment.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

IN WITNESS WHEREOF, the parties hereby execute this Second Amendment to the Agreement as of the Effective Date.

ELECTRO RENT CORPORATION

By:	/s/ Steven Markheim	/s/ Daniel Greenberg
Name:	Steven Markheim	Daniel Greenberg
Title:	Chief Operating Officer

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